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ADOBE SYSTEMS INCORPORATED
EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation
The Americas:
Adobe Systems FSC, Inc.	Territory of Guam
Adobe International, Inc.	Delaware
Sandcastle, Inc.	California
Adobe Systems International Limited Partnership	Cayman Islands
Adobe Incentive Partners, L.P.	California
Europe:
Adobe Systems Engineering GmbH	Federal Republic of Germany
Adobe Systems Europe Ltd.	United Kingdom
Adobe Systems Direct Ltd.	United Kingdom
Adobe Systems Nordic AB	Sweden
Adobe Systems Benelux BV	The Netherlands
Adobe Systems GmbH	Federal Republic of Germany
Adobe Systems (Schweiz) GmbH	Federal Republic of Germany
Adobe Systems France EURL	France
Adobe Systems Italia SRL	Italy
Adobe Systems Iberica SL	Spain
Adobe Systems Norge AS	Norway
Adobe Systems Norge ASA	Norway
Adobe Systems Danmark ApS	Denmark
Adobe Systems U.K., Ltd.	United Kingdom
Frame Technology International Limited	Ireland
Asia:
Adobe Systems Company Ltd.	Japan
Adobe Systems Japan, Inc.	California
Adobe Systems Pty. Ltd.	Australia
Adobe Systems India Pvt. Ltd.	India
Adobe Systems Korea Ltd.	Korea
Adobe Systems Pte, Ltd.	Singapore
Adobe Systems Brasil Limitada	Brazil

    All subsidiaries of the registrant are wholly owned, directly or indirectly by Adobe, and do business under their legal names (although Adobe Systems Benelux BV also does business as Adobe Direct).

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ADOBE SYSTEMS INCORPORATED EXHIBIT 21 SUBSIDIARIES OF THE REGISTRANT